Exhibit 10.2

AMERISTAR CASINOS, INC.
2005 ANNUAL BONUS PROGRAM
FOR CORPORATE SENIOR MANAGEMENT

Adopted by the Compensation Committee
of the Board of Directors
March 24, 2005

     This 2005 Annual Bonus Program for Corporate Senior Management (this “Program”) is being adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Ameristar Casinos, Inc. (the “Company”) to provide a more direct alignment between the annual bonus compensation payable to the Company’s Corporate Senior Management personnel (as defined below) and the Company’s performance. The Company’s EBITDA (as defined below) is being used to measure Company performance because it is a widely-used measure of performance in the gaming industry and is used internally by management to measure the Company’s operating performance.

     For purposes of this Program, each member of Corporate Senior Management shall receive an annual cash bonus (the “Earned Bonus”) for 2005 determined exclusively by reference to the Company’s EBITDA, such person’s weighted-average base salary (the “Base Salary”) and such person’s Performance Grade for the year ending December 31, 2005. Notwithstanding the foregoing, the Earned Bonus shall be subject to such downward or upward discretionary adjustments, if any, as shall be made by the Compensation Committee acting in its discretion in response to material changes in the condition or performance of the Company or its business, or based on any other factors deemed relevant by the Compensation Committee. Nothing contained in this Program shall preclude the Compensation Committee, acting in its discretion, from awarding any member of Corporate Senior Management any additional cash bonus or other compensation.

     For purposes of this Program, “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation, amortization and non-recurring items, as reported in the Company’s public earnings release for the year ending December 31, 2005; provided, however, that for purposes of this Program, EBITDA shall be determined: (i) without deduction for any annual cash bonus paid or payable for 2005 to the Company’s Chairman of the Board and Chief Executive Officer; (ii) by assuming that any property or other business unit of the Company that is sold or otherwise disposed of during 2005 continued to perform as it had been performing prior to its disposition (with such performance being measured by extrapolating its year-over-year performance through the date of disposition for the remainder of the year); and (iii) by excluding the performance of any property or other business unit acquired during 2005. For purposes of this Program, “Corporate Senior Management” means each of the individuals, if any, who hold the following positions with the Company as of December 31, 2005:

(i) President/Chief Operating Officer (excluding Craig H. Neilsen); (ii) Executive Vice President; (iii) Senior Vice President; (iv) Chief Information Officer; (v) Chief Marketing Officer; or (vi) Chief Accounting Officer/Controller. For purposes of this Program, “Performance Grade” means that percentage corresponding to each letter grade used in the calculation of annual merit bonuses paid to team members, where A = 100%; A- = 92%; B+ = 85%; B = 80%; B- = 75%; C+ = 40%; and C = 28%.

     For purposes of this Program, (i) the “EBITDA Target” for each member of Corporate Senior Management shall be $259,400,000 and (ii) the “Target Bonus” for each member of Corporate Senior Management shall be the following percentage of his or her Base Salary: (a) for the President/Chief Operating Officer (which position is currently vacant), 100%; (b) for an Executive Vice President (currently, Gordon R. Kanofsky), 85%; (c) for a Senior Vice President (currently, Thomas M. Steinbauer, Angela R. Frost, Peter C. Walsh, Alan Rose and Richard deFlon), 75%; (d) for the Chief Information Officer (currently, Ursula Conway), 65%; (e) for the Chief Marketing Officer (currently, Paul Eagleton), 65%; and (f) for the Chief Accounting Officer/Controller (currently, Thomas L. Malone), 65%.

     Each member of Corporate Senior Management shall be awarded an Earned Bonus for 2005 equal to (i) such individual’s Target Bonus, multiplied by (ii) the Applicable Bonus Percentage, multiplied by (iii) such individual’s Performance Grade. The “Applicable Bonus Percentage” means: (i) if EBITDA is less than or equal to 90.0% of the EBITDA Target (i.e., $233,460,000), 0%; (ii) if EBITDA is equal to or greater than 110.0% of the EBITDA Target (i.e., $285,340,000), 200.0%; and (iii) if EBITDA is greater than 90.0% of the EBITDA Target but less than 110.0% of the EBITDA Target (i.e., between $233,460,000 and $285,340,000), the percentage equivalent, rounded to the nearest one-hundredth of one percentage point (0.01%), of (a) the dollar amount by which EBITDA exceeds $233,460,000, divided by (b) $25,940,000.

     Solely by way of example, a Senior Vice President whose Base Salary is $325,000 would have a Target Bonus of 75% of Base Salary, or $243,750. If actual EBITDA is $250,000,000 and his Performance Grade is A-, his Earned Bonus would be 63.76% (the Applicable Bonus Percentage) of Target Bonus, multiplied by 0.92 (the percentage corresponding to his Performance Grade), or $142,982. The Applicable Bonus Percentage is calculated as: $250,000,000 minus $233,460,000 equals $16,540,000, divided by $25,940,000 equals 63.76%. If actual EBITDA is $270,000,000, his Earned Bonus would be 140.86% of Target Bonus, multiplied by 0.92, or $315,879. The Applicable Bonus Percentage is calculated as: $270,000,000 minus $233,460,000 equals $36,540,000, divided by $25,940,000 equals 140.86%.

     Earned Bonuses shall be paid as soon as practicable following the determination thereof. Each member of Corporate Senior Management shall have the right to defer all or part of any bonus awarded under this Program by election made pursuant to and in accordance with the Company’s Deferred Compensation Plan.

     This Program may be amended or terminated at any time by the Compensation Committee, acting in its discretion. Nothing contained in this Program shall confer upon any person any contractual or other right to receive any cash bonus or other compensation or to remain in the employ of the Company.

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